Exhibit 21.0

Subsidiaries of Building Materials Holding Corporation

Unless otherwise indicated, subsidiaries are 100% owned by Building Materials Holding Corporation or the subsidiaries listed below. We operate principally under the trade names of BMHC, SelectBuild and BMC West.

State of
Incorporation
or Organization
Building Materials Holding Corporation	Delaware

SelectBuild Construction, Inc.	Delaware
Pacific Region
SelectBuild Distribution, Inc.	Delaware
SelectBuild, L.P. (99% ownership by SelectBuild Construction, Inc. and 1% BMHC)	California
SelectBuild Northern California, Inc.	Delaware
SelectBuild Southern California, Inc.	Delaware
C Construction, Inc.	Delaware
H.N.R. Framing Systems, Inc.	California
TWF Construction, Inc.	Delaware
Southwest Region
SelectBuild Arizona, LLC	Delaware
SelectBuild Nevada, Inc.	Delaware
SelectBuild Mechanical, LLC (60% ownership)	Delaware
SelectBuild Trim, LLC (remaining 49% interest acquired in September 2007)	Delaware
KBI Stucco, Inc.	Delaware
KBI Windows, Inc.	Delaware
Riggs Plumbing, LLC (remaining 27% interest acquired in April 2007)	Arizona
Midwest Region
SelectBuild Illinois, LLC (51% ownership)	Delaware
Mid-Atlantic Region
SelectBuild Mid-Atlantic, LLC (remaining 33% interest acquired in May 2007)	Delaware
Southeast Region
SelectBuild Florida, LLC	Delaware
A-1 Building Components, LLC (remaining 49% acquired in September 2007)	Delaware

BMC West Corporation	Delaware

BMC Insurance, Inc.	Hawaii